Exhibit 99.1

Press Release

TIDEWATER INC. • Pan-American Life Center •601 Poydras Street, Suite 1500•New Orleans, LA70130• Telephone (504) 568-1010 • Fax (504) 566-4582

Tidewater Elects Richard D. Paterson To Its Board of Directors

NEW ORLEANS, November 17, 2014— Tidewater Inc. (NYSE:TDW) today announced the election of Richard D. Paterson to its Board of Directors for a term beginning November 13, 2014 and expiring in July 2015.

Richard D. Paterson is a certified public accountant who retired from PriceWaterhouseCoopers LLP (PwC), an international network of auditors, tax and business consultants, in 2011 after 37 years of service. At the time of his retirement, Mr. Paterson served as the global leader of PwC’s Consumer, Industrial Products and Services Practices comprising the automotive, consumer and retail, energy utilities and mining, industrial products, pharmaceutical and health industry sectors. These practices comprised roughly half of PwC’s global revenues. Mr. Paterson also served as managing partner of PwC’s Houston Office and U.S. Energy Practice. As part of this role, Mr. Paterson oversaw the audits of ExxonMobil Corporation from 2002 to 2006. Previous to this position, Mr. Paterson lived in Moscow, Russia where he led PwC’s Energy Practice for Europe, Middle East and Asia and also managed the audit processes of OAO Gazprom. Mr. Paterson joined PwC in 1974 and was admitted as a partner in 1987. Since his retirement, Mr. Paterson continues to provide consulting services to PwC firms and Partners internationally. He holds extensive knowledge of the energy industry and energy value chain and is a frequent speaker at the World Energy Congress and World Petroleum Congress.

Mr. Paterson is a member of the National Association of Corporate Directors and serves on the boards of Parker Drilling Company, Eclipse Resources Corporation and Saipem Canada Inc. He is a past board member of Zaff GP LLC, the U.S./Russia Business Council and the U.S. Energy Association.

Tidewater is the leading provider of Offshore Service Vessels (OSVs) to the global energy industry.

CONTACT: Tidewater Inc., New Orleans

Joe Bennett, Executive Vice President and Chief Investor Relations Officer

504-566-4506

SOURCE: Tidewater Inc.

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